                                                                    EXHIBIT 23.1

                          CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 9, 1998, which appears on page 40 of the 1997 Annual Report to Shareholders of Yahoo! Inc., which is incorporated by reference in the Annual Report on Form 10-K of Yahoo! Inc. for the year ended December 31, 1997. We also consent to the incorporation by reference of our report, dated June 2, 1998, except as to Note 8, which is as of June 10, 1998, on the financial statements of Viaweb Inc. (a development stage enterprise) which appears in Item 7(a) of the Current Report on Form
8-K of Yahoo! Inc. dated June 12, 1998.


/s/ PRICE WATERHOUSE LLP

San Jose, California
June 10, 1998